Exhibit 99.6
NABORS INDUSTRIES, LTD. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio amounts)

		Year Ended December 31,
		2008	2007	2006
Income from continuing operations before income taxes		$681,884	$1,032,174	$1,353,277
Less earnings (add losses) from affiliates, net of dividends		236,763	(5,136)	(18,111)
Add amortization of capitalized interest		7,100	5,129	2,836
Add fixed charges as adjusted		201,128	158,803	123,652

Earnings	(1)	$1,126,875	$1,190,970	$1,461,654

Fixed charges:
Interest expense:
Interest on indebtedness		$187,234	$144,556	$110,464
Capitalized		29,769	34,564	17,810
Amortization of debt related costs (a)		9,484	10,364	10,043
Interest portion of rental expense		4,410	3,883	3,145

Fixed charges before adjustments	(2)	230,897	193,367	141,462
Less capitalized interest		(29,769)	(34,564)	(17,810)

Fixed charges as adjusted		$201,128	$158,803	$123,652

Ratio (earnings divided by fixed charges before adjustments)	(1)/ (2)	4.88	6.16	10.33

(a)	Includes deferred financing, discount and premium amortization.